Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of BBCN Bancorp, Inc. of our report dated February 16, 2016 relating to the consolidated financial statements of Wilshire Bancorp, Inc. and Subsidiaries and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Wilshire Bancorp, Inc. and Subsidiaries for the year ended December 31, 2015 and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California

April 20, 2016